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                                                                    EXHIBIT 99.1


[JLM INDUSTRIES LOGO]                     JLM INDUSTRIES, INC.
                                          8675 HIDDEN RIVER PARKWAY
                                          TAMPA, FL 33637
                                          (NASDAQ NMS: JLMI)

FOR FURTHER INFORMATION, CONTACT:
Michael E. Hayes
Chief Financial Officer
(813) 632-3300

FOR IMMEDIATE RELEASE
June 28, 2001

                         JLM INDUSTRIES, INC. ANNOUNCES
         COMPLETION OF FINANCIAL RESTRUCTURING THROUGH $31.5 MILLION IN
                                 NEW FINANCINGS

Tampa, Florida - June 28, 2001 - JLM Industries, Inc. (NASDAQ NMS: JLMI), a leading global marketer, distributor and manufacturer of commodity and specialty chemicals, announced today that it has completed its previously announced financial restructuring. The Company has completed financings totaling $31.5 million, the proceeds of which were used to refinance the Company's previous credit facilities and reduce outstanding indebtedness.

The financings consisted of a $20.0 million revolving credit line provided by Congress Financial Corporation, a $7.1 million term debt facility provided by GATX Capital Corporation, a $1.9 million mortgage loan provided by SouthTrust Bank and a $2.5 million private placement of common stock led by Phoenix Enterprises LLC.

John L. Macdonald, President and Chief Executive Officer of JLM said, "The completion of our financial restructuring is a major milestone for JLM. In addition to providing the Company with additional liquidity and capital to continue growing our business, the more favorable terms of the new credit facility will contribute over $2 million in additional cash flow to our operations annually."

Mr. Macdonald concluded, "We are excited to be involved with lenders who understand our business and were also encouraged that our private equity placement was oversubscribed. We were very pleased with the enthusiastic reception the refinancing received and appreciate the efforts of all parties to the transaction. The success of this financing demonstrates the financial community's confidence in our Company and supports JLM's position as an industry leader." JLM Industries, Inc. is a leading international marketer and distributor of performance chemicals, olefins, petrochemicals, engineered resins and plastics. The Company is listed as the sixth largest chemical distributor in North America, and is a manufacturer and merchant

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marketer of phenol and acetone. JLM affiliates are conveniently located in over eighteen countries around the world to serve its customers on a regional and global basis. Visit our web site at www.jlmi.com to learn more about out worldwide capabilities. Forward-Looking Statements

This release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: the cyclical nature of the worldwide chemical market; the possibility of excess capacity; fluctuations in economic uncertainties associated with potential acquisitions; and the ability to implement other features of the Company's business strategy.